Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Strawberry Fields REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Rule 457(c)	968,650	(1)	$10.30	(2)	$9,977,095	$153.10 per $1,000,000	$1,527.49
			Total Offering Amounts					$9,977,095		$1,527.49
			Total Fees Previously Paid							$0
			Total Fee Offsets							$0
			Net Fee Due							$1,527.49

(1)	Plus an indeterminate number of shares which may be required to be issued or may be issued pursuant to the antidilution provisions of the plan for stock splits, stock dividends or similar transactions.

(2)	The registrant calculates the proposed maximum aggregate offering price in accordance with Rule 457(c), based on the last trading price on the NYSE American on July 29, 2025.